BofI Holding, Inc. Reports Record Third Quarter 2018 Net Income
EPS up 27% and Loan Portfolio up 14.9%, Year-over-Year

SAN DIEGO, CA – (BUSINESS WIRE) – April 26, 2018 – BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the third fiscal quarter ended March 31, 2018. Net income was a record $51.3 million, an increase of 25.0% from $41.0 million for the quarter ended March 31, 2017. Earnings attributable to BofI’s common stockholders were $51.2 million or $0.80 per diluted share for the third quarter of fiscal 2018, an increase of 25.1% from $40.9 million or $0.63 per diluted share for the third quarter ended March 31, 2017.
Third Quarter Fiscal 2018 Financial Summary:

	Three Months Ended March 31
(Dollars in thousands, except per share data)	Q3 Fiscal 2018	Q3 Fiscal 2017	% Change
Net interest income	$116,683	$88,559	31.8%
Non-interest income	$23,525	$23,168	1.5%
Net income	$51,253	$40,994	25.0%
Net income attributable to common stockholders	$51,176	$40,917	25.1%
Diluted EPS	$0.80	$0.63	27.0%

“Strong loan production across our multifamily, small balance commercial real estate, and C&I lending businesses and record quarterly fee income resulted in a 27% year-over-year increase in earnings per share and a 17% increase in book value per share,” explained Greg Garrabrants, President and CEO of BofI. “Despite ongoing investments across our organization, we maintained a strong efficiency ratio of 32.4% and a 22.8% return on average common stockholders’ equity this quarter.”

“We continue to deploy excess capital with the acquisition of a specialty software and services business from Epiq in April. While we did not acquire any deposits in this transaction, the addition of proprietary software and the trustee and fiduciary services team provides incremental fee income and enhances our commercial deposit franchise going forward,” stated Mr. Garrabrants.

“We completed another successful tax season with our long-term partner, H&R Block,” stated Andy Micheletti, Executive Vice President and Chief Financial Officer of BofI. “This was the first tax season that the Bank was the exclusive originator of H&R Block-branded Refund Advance loans. Our exclusivity and growth in Refund Advance loans led to an increased net interest margin of 4.77% for the quarter ended March 31, 2018 compared to 4.24% last year.”

“Overall credit quality remains strong, as evidenced by two basis point of net charge-offs on average loans and only 39 basis points of non-performing assets to total assets at the end of this quarter,” stated Mr. Micheletti. “The increase in our loan loss provision this quarter was driven almost entirely by reserves for Refund Advance loans. The majority of Refund Advance loans have been repaid and credit losses are tracking in line with our expectations.”

For the nine months ended March 31, 2018, net income was a record $115.3 million, an increase of 12.8% over net income of $102.2 million for the nine months ended March 31, 2017. Earnings attributable to BofI’s common stockholders were $115.1 million or $1.78 per diluted share for the nine months ended March 31, 2018, an increase of 13.4% from $102.0 million or $1.57 per diluted share for the nine months ended March 31, 2017. Earnings for the quarter and for the nine months ended March 31, 2018 were primarily related to increased net interest income from loan growth and revenues related to seasonal H&R Block-branded products.

Other Highlights:

•	Total assets reached $9,982.3 million, up $1,282.3 million or 14.7% compared to March 31, 2017

•	Loan and lease portfolio grew by $1,044.0 million or 14.9% compared to March 31, 2017

•	Loan and lease originations for the three months ended March 31, 2018 were $2,491.3 million, up 94.0% compared to the quarter ended March 31, 2017

•	Deposits grew by $1,164.1 million, or 17.1% compared to March 31, 2017

•	Asset quality remains strong with total non-performing assets of 0.39% of total assets at March 31, 2018

•	Return on average common stockholders’ equity was 22.84% for the three months ended March 31, 2018

•	Efficiency ratio was 32.40% for the quarter ended March 31, 2018

•	Tangible book value increased to $14.49 per share, up $2.05 per share compared to March 31, 2017
Third Quarter Fiscal 2018 Income Statement Summary
During the quarter ended March 31, 2018, BofI earned $51.3 million or $0.80 per diluted share compared to $41.0 million, or $0.63 per diluted share for the quarter ended March 31, 2017. Net interest income increased $28.1 million or 31.8% for the quarter ended March 31, 2018 compared to March 31, 2017, due to $1,438.5 million growth in average-earning assets, interest income from Refund Advance loans and higher interest rates.
The loan and lease loss provision was $16.9 million for the quarter ended March 31, 2018 compared to $4.9 million for the quarter ended March 31, 2017. The increase in the provision is primarily the result of additional provision for Refund Advance loans consistent with increased originations in the loan product and overall portfolio loan growth.
For the third quarter ended March 31, 2018, non-interest income was $23.5 million compared to $23.2 million for the three months ended March 31, 2017. The $0.4 million increase year over year was the result of a $1.7 million increase in mortgage banking income, $0.2 million increase in gain on sale – other income, a $0.1 million reduction of unrealized loss on securities, partially offset by a $0.8 million decrease in prepayment penalty fee income, a $0.4 million decrease in realized gain (loss) on securities and net decreased banking service fees and other income of $0.4 million.
Non-interest expense or operating costs increased $10.0 million to $45.4 million for the quarter ended March 31, 2018 from $35.4 million for the three months ended March 31, 2017. The increase was mainly a result of an increase in salaries and related expense of $4.6 million as a result of staffing increases to support growth in lending and information technology infrastructure development. Other operating expense increases include an increase in advertising and promotional of $2.2 million and an increase of $1.5 million in other and general expense. The increases in the other operating costs are primarily to support loan and deposit growth, as well as data processing, software and marketing initiatives.
Balance Sheet Summary
BofI’s total assets increased $1,480.6 million, or 17.4%, to $9,982.3 million, as of March 31, 2018, up from $8,501.7 million at June 30, 2017. The increase in total assets was primarily due to an increase in cash of $847.5 million and loan portfolio growth of $690.2 million on a net basis, primarily from portfolio loan originations of $4,561.2 million less principal repayments and other adjustments of $3,871.0 million. Investment securities decreased $99.6 million primarily due to sales and principal repayments. Total liabilities increased by $1,393.2 million, or 18.2%, to $9,060.7 million at March 31, 2018, up from $7,667.4 million at June 30, 2017. The increase in total liabilities resulted primarily from growth in deposits of $1,064.3 million and an increase in FHLB borrowings of $328.0 million. Stockholders’ equity increased by $87.4 million, or 10.5%, to $921.7 million at March 31, 2018 from $834.2 million at June 30, 2017. The increase was primarily the result of $115.3 million in net income, $9.2 million of vesting and issuance of RSUs and stock-based compensation expense, partially offset by $35.2 million in stock repurchases and $0.2 million of dividends declared on preferred stock.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 9.40% at March 31, 2018.

Conference Call
A conference call and webcast will be held on Thursday, April 26, 2018 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available until Saturday, May 26, 2018, at BofI’s website and telephonically by dialing toll-free number 877-660-6853, passcode 13678714.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $10.0 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, and the KBW Nasdaq Financial Technology Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI’s financial prospects and other projections of its performance and asset quality, BofI’s ability to grow and increase its business, diversify its lending, the outcome and effects of pending class action litigation filed against the Company, and the anticipated timing and financial performance of offerings, initiatives or acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI’s periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	March 31, 2018	June 30, 2017	March 31, 2017
Selected Balance Sheet Data:
Total assets	$9,982,320	$8,501,680	$8,700,031
Loans and leases—net of allowance for loan and lease losses	8,064,716	7,374,493	7,020,700
Loans held for sale, at fair value	28,301	18,738	14,696
Loans held for sale, lower of cost or fair value	6,770	6,669	7,607
Allowance for loan and lease losses	62,054	40,832	42,525
Securities—trading	—	8,327	8,421
Securities—available-for-sale	173,186	264,470	368,229
Total deposits	7,963,757	6,899,507	6,799,631
Securities sold under agreements to repurchase	—	20,000	35,000
Advances from the FHLB	968,000	640,000	961,000
Subordinated notes and debentures and other	54,528	54,463	54,450
Total stockholders’ equity	921,653	834,247	800,304

Capital Ratios:
Equity to assets at end of period	9.23%	9.81%	9.20%
BofI Holding, Inc:
Tier 1 leverage (core) capital to adjusted average assets	9.36%	9.95%	9.47%
Common equity tier 1 capital (to risk-weighted assets)	14.83%	14.66%	14.50%
Tier 1 capital (to risk-weighted assets)	14.91%	14.75%	14.59%
Total capital (to risk-weighted assets)	16.74%	16.38%	16.36%
BofI Federal Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.40%	9.60%	9.11%
Common equity tier 1 capital (to risk-weighted assets)	14.97%	14.25%	14.04%
Tier 1 capital (to risk-weighted assets)	14.97%	14.25%	14.04%
Total capital (to risk-weighted assets)	15.98%	14.97%	14.88%

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Nine Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Selected Income Statement Data:
Interest and dividend income	$144,880	$106,962	$356,176	$288,743
Interest expense	28,197	18,403	74,730	54,044
Net interest income	116,683	76,361	281,446	234,699
Provision for loan and lease losses	16,900	4,862	21,900	10,862
Net interest income after provision for loan and lease losses	99,783	72,261	259,546	223,837
Non-interest income	23,525	23,168	53,964	54,601
Non-interest expense	45,434	35,448	124,263	101,626
Income before income tax expense	77,874	55,661	189,247	176,812
Income tax expense	26,621	30,423	73,953	74,621
Net income	$51,253	$32,300	$115,294	$102,191
Net income attributable to common stock	$51,176	$40,917	$115,062	$101,959

Per Share Data:
Net income:
Basic	$0.80	$0.63	$1.78	$1.57
Diluted	$0.80	$0.63	$1.78	$1.57
Book value per common share	$14.65	$12.55	$14.65	$12.55
Tangible book value per common share	$14.49	$12.44	$14.49	$12.44

Weighted average number of shares outstanding:
Basic	64,095,777	64,982,389	64,707,940	64,809,926
Diluted	64,095,777	64,982,389	64,707,940	64,809,926
Common shares outstanding at end of period	62,552,868	63,390,389	62,552,868	63,390,389
Common shares issued at end of period	65,516,157	64,798,821	65,516,157	64,798,821

Performance Ratios and Other Data:
Loan and lease originations for investment	$2,232,463	$1,044,107	$4,561,204	$3,040,990
Loan originations for sale	$258,840	$239,931	$1,275,333	$1,084,387
Loan and lease purchases	$—	$276,917	$—	$276,917
Return on average assets	2.08%	1.94%	1.72%	1.72%
Return on average common stockholders’ equity	22.84%	21.10%	17.55%	18.48%
Interest rate spread[1]	4.40%	4.00%	3.94%	3.81%
Net interest margin[2]	4.77%	4.24%	4.25%	4.02%
Efficiency ratio	32.40%	31.73%	37.05%	35.13%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	0.02%	(0.01)%	0.01%	0.01%
Non-performing loans and leases to total loans and leases	0.37%	0.47%	0.37%	0.47%
Non-performing assets to total assets	0.39%	0.39%	0.39%	0.39%
Allowance for loan and lease losses to total loans and leases at end of period	0.76%	0.65%	0.76%	0.65%
Allowance for loan and lease losses to non-performing loans and leases	204.18%	138.09%	204.18%	138.09%

1.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.

2.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.